TGS-004-90089

THIS EXCLUSIVE INTERNATIONAL DISTRIBUTOR AGREEMENT is made and entered into as of November 3, 2010 (this “Agreement”), between THERMOGENESIS CORP., a Delaware corporation with principal office 2711 Citrus Road, Rancho Cordova, CA 95742, USA (“THERMO”), and NANSHAN MEMORIAL MEDICAL INSTITUTE with its principal office at 26-08 Copley Ct., Free Hold, NJ 07728 (“Distributor”). Each of THERMO and Distributor is hereinafter referred to as a “Party” and collectively the “Parties.”

R E C I T A L S

A. THERMO’s business is to design, manufacture (directly or indirectly through manufacturing subcontractors) and sell medical devices and other products which utilize its proprietary thermodynamic and/or archiving technology for the processing of biological substances, including the cryopreservation, thawing, and storage of blood components.

B. Distributor has facilities and experience in the distribution, sale and service of medical devices in the Territory (defined below), and desires to become the exclusive distributor and an authorized service provider for the Products (defined below), pursuant to the terms of this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. DEFINITIONS. When used herein, capitalized terms shall have the following meanings:

“Affiliate” means, in respect of any specified Person, any other Person which, but only for so long as such other Person, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of voting securities or other equity interests, and the terms “controlled” and “common control” have correlative meanings.

“Change of Control” means: (i) the direct or indirect sale or other disposition (in one or more related transactions to one or more parties) of all or substantially all of the assets of a Party, or (ii) the direct or indirect transfer of 50% or more of the outstanding voting interest of a Party, whether in a single transaction or series of related transactions.

“Field of Use” the Field of Use identified for each Product on Exhibit A-1 attached hereto shall apply to the Territory for such Product, also listed on Exhibit A-1.

“Know-how” means any and all current and future know-how, technical information, technical knowledge, unpatentable inventions, manufacturing procedures, methods, trade secrets, processes, formulas, documentation and other tangible or intangible property or rights relating to THERMO’s products, whether or not capable of precise separate description but which alone, or when accumulated, gives to the Person acquiring it an ability to study, test, formulate, manufacture, produce or market something which it otherwise would not have known to study, test, formulate, manufacture, produce or market in the same or similar way.

“Person” means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

“Product” means the devices and parts listed in Exhibit A-1 attached hereto. Products include the following: (1) the Marrow Xpress™ (MXP™)(“MXP”) device, accessories and consumables for bone marrow processing, concentration and stem cell harvesting, which consists of a battery-operated device (“MXP Device”) and a processing bag set (“MXP Disposables”) and GMP compliance software (Xpress Track) and (2) the Res-Q™ (Res-Q60 BMC)(“Res-Q”) device and accessories for bone marrow processing, concentration and stem cell harvesting, which consists of a processing tray and centrifuge (“Res-Q System”) and disposable kit (“Res-Q Disposable”), and various accessories, as further described on Exhibit A-1 attached hereto.

“Territory” means the territory identified for each Product on Exhibit A-1 within any Field of Use designated for such Product.

“THERMO Marks” means any and all trademarks, trade names, service marks, service names, logos and similar proprietary rights whether now or in the future owned, controlled or licensed by THERMO and currently used or to be used in connection with the Products.

“THERMO’s Point of Shipment” as defined in the Uniform Commercial Code refers to THERMO’s manufacturing facilities.

2. DISTRIBUTION RIGHTS AND OBLIGATIONS.

2.1 Appointment as Exclusive Distributor. THERMO hereby appoints Distributor as an exclusive THERMO distributor to market, distribute and sell the Product, and parts that are components thereof, to all existing and potential customers (“Customers”) within the Territory, subject to compliance with the terms and conditions of this Agreement. Distributor shall use commercially reasonable efforts, consistent with the commercial efforts that Distributor would use to market and sell its other products, to market, distribute and sell the Products, consistent with the terms and conditions of this Agreement. Additionally, Distributor shall service the Products in the Territory under the terms set forth in this Agreement.

2.1.1 Term of Initial Appointment. Subject to earlier termination or renewal as provided in Section 12 below, Distributor’s initial appointment shall be for a term of four (4) years from the date of this Agreement (the “Term”).

2.1.2 Limited License of Intellectual Property. THERMO grants to Distributor a limited, fully paid, nontransferable, non-sublicensable, non-exclusive license with regard to THERMO Intellectual Property solely for the purposes of and to the extent necessary for Distributor to use, market, sell, offer to sell, import, distribute or service the Products manufactured and supplied by THERMO in the Territory to Customers during the Term of this Agreement.

2.2 Appointment of Sub-Distributors. The Parties agree that Distributor’s rights and obligations under this Agreement will, subject to terms and limitations contained in this Agreement, be discharged and administered directly by Distributor and through the use of contractors, subcontractors, and agents, in a manner substantially similar to the method that Distributor currently utilizes to operate its existing businesses. Distributor shall remain responsible to THERMO for any and all acts and omissions of such sub-distributors and agents. Distributor may use distributors and sub-distributors to sell the Products as of the commencement of the Term consistent with its current practices; provided that such distributors shall be monitored and policed by Distributor in order to ensure that they do not violate any rights of THERMO or terms or conditions of this Agreement.

2.3 Promotion of Product; Advertising.

2.3.1 Promotion. During the Term of this Agreement, Distributor shall use its good faith commercially reasonable efforts to develop a customer base and market, sell and distribute of the Product and parts within the Territory. Distributor shall advertise and otherwise promote the Product and parts in a commercially reasonable manner and furnish appropriate Product information and promotional materials to its Customers. Distributor shall not sell the Product and parts under the THERMO Marks and/or other trademarks or trade names by which they are labeled without the prior written consent of THERMO.

2.3.2 Use of THERMO Marks. Distributor may refer to and advertise itself as an “Authorized Distributor” and “Authorized Service Provider” of the Product and parts within all or any portion of the Territory, and may indicate on its stationery, business cards or other printed materials that it is an “Authorized Distributor” and “Authorized Service Provider” of Product and parts and, subject to THERMO’s prior written approval, may have THERMO Marks imprinted thereon.

2.4 Forecasting of Products. Distributor shall quarterly provide to THERMO a rolling quarterly forecast of Distributor’s requirements for the Product for the twelve (12) month period commencing that quarter. The requirements for the first quarter period of each rolling quarterly forecast shall constitute a firm and binding Purchase Order for Product, and shall be delivered to Distributor in full prior to the end of the same quarter. The remaining rolling quarterly forecast shall constitute non-binding estimates of Product and requirements for the period described; provided that, the 2nd quarter in any forecast shall be varied by no more that +/- 20% in the subsequent binding forecast, unless mutually agreed by the parties. The 3rd and 4th quarter of each forecast are non-binding and may be modified by Distributor at any time in its sole discretion. Any aggregate increase in firm order quantities over forecasted quantities for a given quarter in excess of 20% shall be subject to mutual agreement and the capacity constraints of THERMO.

2.5 Translation of Materials. Distributor shall bear the cost and responsibility to create and maintain all literature required, in all languages required, in order to market, sell, distribute and service the Product in the Territory, including without limitation all labeling, package inserts, instruction manuals, registrations, sales literature and other promotional materials for the Product. Distributor shall transfer to THERMO all rights, title and interest in the translated and prepared materials. All translated materials must be approved by THERMO prior to release and distribution. Distributor must attach a written statement with the translated materials submitted to THERMO for approval certifying that the translation does not misrepresent the claims of the original English-language material and is an accurate translation.

2.6 Trademark License. In addition, THERMO hereby grants to Distributor the non-exclusive, royalty-free right and license to use designated THERMO Marks associated with the Products in connection with the marketing, distribution, sale and post-sale field service, technical assistance and support of the Product. Distributor agrees not to alter, obliterate, deface or remove any THERMO Marks displayed on any Product or its packaging, or add any name, brand or trademark thereto without the prior written consent of THERMO. Notwithstanding the foregoing, Distributor’s trademarks may be displayed on Product packaging, and the parties shall reasonably cooperate with one another to ensure that all Product packaging and labeling prepared by THERMO complies with applicable law. Except as provided in this Agreement, nothing herein shall grant to Distributor any right, title or interest in the THERMO Marks, which right, title and interest shall be vested in THERMO. Distributor shall immediately notify THERMO if, during the term of this Agreement, Distributor becomes aware of any other Person who is using any trademark, trade name, service mark, service name or logo that is substantially or confusingly similar to those owned or used by Distributor pursuant to the authority granted by THERMO hereunder.

2.7 Reservation of Title. THERMO reserves to itself and retains all right, title and interest in and to all Applicable THERMO Technology related to the Products and to any modifications, enhancements, improvements and upgrades thereto. Distributor may not duplicate, translate, decompile, reverse engineer or adapt the Product and parts without THERMO’s prior written consent.

2.8 No Other Rights. Except as expressly provided in this Agreement, no right, title, or interest is granted by THERMO to Distributor hereunder. THERMO may distribute products other than the Product within the Territory, either directly or indirectly through distributors, and no right, title or interest is granted by THERMO to Distributor relating to such product and parts.

3. APPOINTMENT AS SERVICE PROVIDER AND OBLIGATIONS.

3.1 Appointment as Authorized Service provider. THERMO hereby appoints Distributor as an exclusive service provider to repair and service the Product, and parts that are components thereof, including warranty service as applicable, to all existing and potential Customers within the Territory.

3.2 Service Personnel Qualifications, Training, and Availability. Distributor shall have qualified service personnel that have appropriate experience in the repair and maintenance of medical equipment. The number of service personnel shall be sufficient to provide service support to the THERMO customer base in their Territory and should be adjusted as needed to adequately support the installed base. Primary service personnel must be able to communicate in English in order to complete Service training as defined in Section 3.3 and for future communications with THERMO support engineers. Service personnel must be certified by THERMO before they are authorized to perform service on the Product. Service personnel must pass written examinations provided by THERMO before they receive their certification. There will be a ninety (90)-day probation period after certification to review the service program at each new distributor location. Special training qualification is required in order to perform installation of certain THERMO products. Service personnel assigned to the support of THERMO Products must be available to provide initial service contact to customers within twenty four (24) hours for customers with non-operational equipment. Once an initial assessment has been made, should a product require return to a manufacture site for repair, Distributor shall provide a loaner or refurbished unit to Customer within a reasonable time.

3.3 Service Personnel Training. THERMO shall provide service training for Distributor’s field service personnel to enable Distributor to perform post-sale field service, technical assistance and support for its Customers, the frequency of such training shall be in the sole discretion of THERMO, provided, however, that at least one such training session shall be provided by THERMO within six (6) months of the date of this Agreement. Such training shall be conducted, at THERMO’s election, at THERMO’s Rancho Cordova, California facilities or at Distributor’s facilities in Territory. THERMO will provide such training without charge; provided, however, that Distributor shall bear all out-of-pocket costs incurred in connection with such training, including travel, airfare and lodging expenses, as well as the reimbursement of such out-of-pocket expenses reasonably incurred by THERMO to send a training representative to Distributor’s facilities in Territory. In addition, THERMO will provide Product updates and service bulletins as they become available in English.

3.4 Facilities and Inventory; Repair and Replacement Parts Stock. Distributor shall maintain sufficient spare parts, warehousing and distribution facilities and warranty service centers within the Territory to fulfill adequately the reasonable needs of its Customers for Product and parts and to service the Products during the life of the Product, including maintaining an adequate supply of loaner or refurbished units to be used in connection with service repairs in cases where a unit requires return to a manufacture site for repair.

3.5 Other Information Reporting. Distributor shall provide to THERMO, at Distributor’s expense and in English, each and every quality and/or service complaint within three (3) business days after receipt of such complaint by Customer. The complaint reporting form defined in Exhibit H should be used for reporting the information to THERMO. In addition, Distributor shall notify THERMO of any “incident” (as defined in Exhibit D) within twenty (24) hours as outlined in the vigilance procedure attached hereto as Exhibit D. Detailed information of service performed or actions taken to resolve the reported complaint shall be communicated to THERMO within three (3) business days after completion of the actions.

3.6 Post-Sale Field Service, Technical Assistance, Support and Warranty Service. Distributor shall provide to its Customers post-sale field service, technical assistance and support for Product sold by Distributor in the Territory. All Product parts used by Distributor in providing service shall be procured from THERMO pursuant to the terms of this Agreement. At the request of Customers, Distributor shall (a) install and service the Products, (b) perform all required inspections of installation and required service and preventative maintenance of the Products, as applicable, (c) timely respond to Customer calls and claims with respect to the Product, and (d) provide any applicable training for Customers. If, during the Term or any additional period agreed upon by both parties, Distributor performs any warranty service for its Customers during the warranty period for any Product, THERMO shall reimburse Distributor for the costs and expenses reasonably incurred, excluding labor and costs by Distributor in performing such service, which amount shall not exceed THERMO’s standard reimbursement schedule for such repair or have been pre-approved by THERMO. The cost of any field service or other support for any Product performed by Distributor after the expiration of the applicable warranty period for such Product shall be agreed upon between Distributor and the Customers. Distributor shall document all service visits and work performed (as defined in Exhibit G) and Distributor shall furnish to THERMO copies of any written reports prepared by Distributor with respect to warranty repairs made by Distributor to the Products. Distributor shall contact THERMO regarding return of parts and shall return all required parts under warranty for analysis within thirty (30) days of repair to THERMO.

4. TERMS OF PURCHASE OF PRODUCT.

4.1 Terms and Conditions. Distributor shall purchase all Products and replacement Product parts from THERMO, which Products and replacement Product parts shall thereafter be resold by Distributor to its Customers. All purchases of Product and parts hereunder shall be subject to the provisions of this Agreement. Unless otherwise agreed in writing, nothing contained in any purchase order submitted pursuant to this Agreement shall in any way modify or add any provision to this Agreement. In the event of a conflict between the terms of any purchase order and the provisions of this Agreement, the provisions of this Agreement shall govern.

4.2 Prices. All prices for Product and parts purchased by Distributor hereunder shall be Freight on Board (“FOB”), THERMO’s Point of Shipment. The initial price to Distributor for each Product and part is set forth opposite such Product or part in Exhibit A-2, and such initial price will remain fixed through the end of THERMO’s fiscal year (ending June 30th). Thereafter, the purchase price to Distributor for such Product or part may be increased or decreased by THERMO upon not less than ninety (90) days’ prior written notice to Distributor.

4.3 Certain Taxes. The parties acknowledge that the purchase prices of Product and parts set forth in Exhibit A-2 do not include any sales, excise, use, value added or other government taxes or duties that may be applicable to the export, import or purchase of the Product and parts, including all income and income-based taxes imposed on THERMO under applicable laws in Territory, which taxes shall be the sole responsibility of and Distributor agrees that it will bear all such taxes and duties. When THERMO has the legal obligation to collect and/or pay such taxes or duties, the appropriate amount shall be added to Distributor’s invoice and paid by Distributor to THERMO, unless Distributor provides THERMO with a valid tax exemption certificate authorized by the appropriate governmental taxing authority, or provides proof of payment to such authority.

4.4 Order and Acceptance. All orders for Product and parts shall be by means of a signed written purchase order which shall be submitted to THERMO at THERMO’s address for notice purposes set forth in Section 14.4, and shall request a delivery date. Orders may be placed by telephone, facsimile transmission or, upon the parties’ agreement, on THERMO’s Web-Site or by e-mail; provided, however, that a signed confirming purchase order is received by THERMO ten (10) business days after such order. THERMO shall notify Distributor in writing within a reasonable period of time from submission of the purchase order of any rejected order. THERMO shall have no liability to Distributor with respect to purchase orders that are not accepted.

4.5 Invoicing; Payment. THERMO shall submit an invoice to Distributor with each shipment of Product and parts ordered by Distributor. Each invoice shall be due and payable in the manner agreed to by the parties set forth in Exhibit E. All invoices shall be sent to Distributor’s address for notice purposes set forth in Section 14.4, without regard to the actual shipping address for the Product and parts. Each such invoice shall state Distributor’s aggregate and unit purchase price for Product and parts in the relevant shipment, plus any freight, taxes or other costs incident to the purchase or shipment initially paid by THERMO and to be borne by Distributor hereunder. Distributor shall make all payments to THERMO under this Agreement in United States dollars in immediately available funds to a bank account designated by THERMO in such invoice, or otherwise designated by THERMO in writing. Distributor shall not take any credits or offsets against amounts billed Distributor by THERMO without THERMO’s prior written consent.

4.6 Letter of Credit (LOC). Within 30 days following the effective date of Agreement, Distributor shall secure a performance bond or equivalent facility, approved by THERMO, in an initial amount of $500,000 held at US bank. The LOC shall serve as collateral in the event the distributor is unable to move funds out of China.

4.7 Shipping; Risk of Loss.

4.7.1 All Product and parts delivered by THERMO pursuant to this Agreement shall be suitably packed for surface or air shipment, in Distributor’s sole discretion, in THERMO’s standard shipping cartons, marked for shipment to such location or locations as Distributor may designate, and delivered to Distributor or its carrier, FOB, THERMO’s Point of Shipment. Risk of loss of Product and parts shall pass to Distributor upon delivery to the carrier at the FOB point of shipment.

4.7.2 THERMO shall ship all Product and parts in accordance with Distributor’s delivery instructions specified in Distributor’s purchase orders; provided, however, that if Distributor does not provide delivery instructions with respect to the carrier to be used, THERMO may use its customary carrier. Partial shipments are allowed. All freight, insurance and other shipping expenses, as well as any special packing expenses, shall be paid by Distributor. Distributor shall also bear all applicable taxes and duties that may be assessed against the Product and parts after delivery to the carrier FOB, THERMO’s Point of Shipment.

4.7.3 THERMO shall use its good faith efforts to ship the Products within a reasonable amount of time after receipt and acceptance of Distributor’s purchase order for the Product, consistent with THERMO’s shipping procedures in place from time to time. All shipments of Product and parts shall be deemed to conform to the relevant purchase order unless THERMO receives from Distributor, no later than fifteen (15) days after the receiving date of a given shipment, written notice specifying the shipment, the purchase order number and the exact nature of the discrepancy between the shipment and the order.

5. WARRANTIES; REMEDIES FOR NON-CONFORMING PRODUCT.

5.1 Standard Warranty. THERMO’s standard warranty is attached hereto as Exhibit C.

5.2 Customer Warranties. Distributor shall pass on to their Customers the Product warranties set forth in Section 5.1, a copy of which Product warranty will be included in THERMO’s packaging of the Product and parts.

5.3 Return Materials Procedure. There are no rights of return for cash. Product returns are allowed under THERMO’s warranty program. All Product returns must be approved by THERMO and assigned a Return Material Authorization (“RMA”) number. To obtain an RMA number prior to return, the Distributor shall notify THERMO of the description of the Product, quantity, reason for return, serial number of device and date of purchase of Product to be returned. All Product returns from Distributor shall be sent directly to THERMO, insured by Distributor. The RMA number shall be prominently displayed on the outside of the shipping box and the Products shall be packaged to protect them from shipping damage. Repair for costs of damage due to improper packaging will be the responsibility of the Distributor.

6. ADDITIONAL OBLIGATIONS OF DISTRIBUTOR.

6.1 Compliance with Laws. Distributor shall comply in all material respects with the laws and regulations (including, without limitation, health and safety regulations) applicable to the marketing, distribution, sale and service of Product and parts within the Territory. Distributor shall monitor the appropriate information sources in the Territory for material changes in such laws and regulations relating to the distribution of Product and parts within the Territory and notify THERMO in writing of all such material changes. The Distributor shall track customer shipment by lot and/or serial number to assist THERMO in performing any field corrective actions.

6.2 Registrations and Clinical Studies. As required from time to time under the laws of any province or state within the Territory, Distributor shall, apply for and use its commercially reasonable efforts to obtain in THERMO’s name all approvals, registrations, licenses and permits that are required to market, distribute, sell and service the Product and parts within such Territory. Distributor shall be responsible for interacting with the Special Food and Drug Administration in the Territory and facilitating registration of the Product and any test centers for the Product in the Territory in THEMO’s name. THERMO shall be responsible for all costs associated with the registration filing and associated testing. Distributor shall furnish to THERMO copies of all applications, and all registrations, licenses and permits obtained therefrom, for the Product. Distributor shall be responsible, at its sole cost and expense, for sponsoring and supporting any clinical trials or studies useful to (i) expedite market adoption of the Product in the Territory, (ii) establish equivalence with standards of care and competitive systems or technology, and (ii) establish the safety and efficacy of the Products.

6.3 U.S. Export Controls. Distributor understands and acknowledges that THERMO is subject to regulation by agencies of the United States Government, including, without limitation, the United States Department of Commerce and the U.S. Food and Drug Administration, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of THERMO to provide the Product, documentation, or any media in which any of the foregoing is contained, as well as any other technical assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by Persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. Distributor agrees to cooperate with THERMO, including, without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom.

6.4 Customer Notification. THERMO will be responsible for initiating product recalls. Distributor shall be responsible for notifying Customers of Product and part recalls. Distributor shall submit a written report to THERMO of the recall status of the Products or parts.

6.5 Customer Database. Distributor shall provide a customer database within six (6) months of execution of this contract and update once per year to include Customer name, contact, address, e-mail, phone number and purchase history.

6.6 Sales, Support and Service Metrics. Distributor shall achieve annual sales, customer support and technical service operating metrics as set forth on Exhibit F and adjusted from time to time by the JOC (See Section 8. Joint Operating Committee).

6.7 Regulatory Relationships. Distributor shall maintain appropriate relationships with Ministries of Health and regulatory agencies within the Territory.

6.8 Training Requirements. Distributor shall provide sales and service training, to be determined by the JOC, to all members of the general and special sales and technical service organizations involved in selling or servicing Products.

6.9 Sell Through Reports. Distributor shall provide ThermoGenesis monthly sell-through shipment quantities to end customers and sub-distributors on a monthly basis.

6.10 No Conflicting Commitments. Distributor shall not enter into any third party commitments or contracts with end-user customers for THERMO Product sales or service and repair that supersedes or conflicts with the terms and conditions of this Agreement.

7. OBLIGATIONS OF THERMO.

7.1 Compliance with Laws. THERMO shall comply in all material respects with all laws and regulations within the United States applicable to the manufacture, labeling, packaging and sale of the Product and parts. THERMO shall supply only products which have CE Mark.

7.2 Support. THERMO shall provide consultation to Distributor concerning technical aspects and use of the Product from time to time as reasonably requested by Distributor. Post warranty technical support and service assistance shall be provided to Distributor as described in Exhibit B, attached and incorporated herein.

7.3 Scientific and Technical Information. THERMO shall provide to Distributor scientific and technical information available to THERMO and required for distribution to obtain any registrations, licenses and permits required for the sale and distribution of the Product within the Territory, or to respond to inquiries from Customers, or governmental or regulatory authorities.

7.4 Product Training. THERMO shall provide Product training for Distributor’s product managers and field application specialists on an as-needed basis to enable Distributor to promote the sale of Product and parts and to perform post-sale field service, customer training, technical assistance and support for its Customers. Such Product training shall be conducted, at THERMO’s election, at THERMO’s Rancho Cordova, California facilities or at Distributor’s facilities in Territory, and will be free of charge, provided, however, that Distributor shall be responsible for all out-of-pocket expenses incurred in connection with such Product training, including travel, airfare and lodging expenses incurred by Distributor’s personnel while attending such training in California. In the case that THERMO provides training at Distributor’s facilities in Territory at Distributor’s request, Distributor will be responsible for all costs incurred in connection with such training (to be charged on a day-by-day basis), and including the reimbursement of out-of-pocket expenses reasonably incurred by THERMO in sending a training representative to the Distributor’s facilities in Territory. In addition, THERMO will provide Product updates and service bulletins as they become available.

7.5 Information Reporting. THERMO shall provide to Distributor, at THERMO’s expense, (i) information regarding any discovered defects in the Product and parts, or any malfunction or deterioration in the performance of the Product and parts, and (ii) any inadequacy in the labeling or the instructions for use. Distributor is responsible for disseminating the information to customers and service representatives as appropriate.

7.6 Registrations, Licenses and Patents. During the term of this Agreement, THERMO shall, as necessary to support approval, registration and licensing of the Products by Distributor in the Territory: (a) maintain all current regulatory files, registrations and licenses for Products outside of the Territory and (b) maintain and pay the associated filing and maintenance fees for all patents owned by THERMO.

7.7 Responsible Person. Distributor shall notify the competent authorities in Territory that it has been designated as the person responsible for the marketing and distribution of the Product within the Territory, and Distributor’s address for notice purposes in Section 14.4 shall be the registered place of business for such purposes.

8. JOINT OPERATING COMMITTEE

8.1 Upon the Effective Date, THERMO and Distributor shall establish a joint operating committee (“JOC”). The JOC shall be comprised of 2 members appointed by THERMO and 2 members appointed by Distributor. The JOC shall have the duties and responsibilities set forth in this Section.

8.2 The JOC shall discuss and work to reach consensus on the management and administration of the responsibilities and obligations of the Parties under the Agreement. If the JOC is unable to reach consensus on a matter, the issue shall be resolved by the senior most executives of the Parties responsible for the division administering the Agreement. If such senior executives cannot reach consensus and resolution, the Parties shall continue to comply with the express terms of the Agreement, and each Party shall have the right to decide how to proceed within each Party’s respective area of responsibility.

8.3 The JOC will meet face to face no less than quarterly to review, among other things, sales performance, progress on sales metrics, the operating plan and budget, on hand inventory levels, customer usage information, and make such adjustments and changes as are agreed to by the Parties.

8.4 THERMO reserves the right to work with the Distributor six (6) months after the date of this Agreement, to mutually agree upon what minimum requirements will be placed on the Distributor to be set forth in Exhibit F. Thereafter, THERMO retains the right to reevaluate the minimum requirements and mutually determine with Distributor new minimum requirements by amending Exhibit F once per year (or at such greater frequency as the parties mutually agree).

8.5 Attached as Exhibit K is an outline of the current three (3) phased approach and forecast for the sales and marketing of the Products in the Territory.  The JOC shall further refine and expand this outline into a multi-phased, targeted sales and marketing plan for the Territory.

9. DEVELOPMENT OF THE BONE MARROW CHANNEL

9.1 Distributor shall utilize sufficient resources to commercialize and support the Products.  Distributor shall devote sufficient personnel, to be agreed up by the Parties through the JOC, to develop and manage the bone marrow market and shall hire, train and manage any necessary additional dedicated marketing, and sales personnel for the bone marrow market.  The approximate number and type of general and special sales and, marketing resources for each geographic region shall be defined and agreed upon and reviewed annually by the JOC.

9.2 Distributor shall provide direct end-customer call support involving routine (order entry, shipping, billing) and advanced (complaint processing, problem investigation, and technical application) customer service through its customer hotline. Any specialized support requiring highly specialized product expertise will be directed towards THERMO. For purposes of this Section 9.2, “highly specialized product expertise” shall mean technical product application or scientific subject matter expertise related to the Product use by customers.

9.3 Distributor shall employ Dr. Daopei Lu to serve as Medical Director. Dr. Lu shall provide oversight to staff of field-based application support and clinical education services.

10. STOCK GRANTS AND MILESTONES

10.1 Subject to approval by the THERMO Board, concurrent with the execution of this agreement, and compliance with all applicable laws, THERMO will grant restricted common stock to Distributor based upon certain performance achievements, as stipulated in Exhibit I. Each award of stock pursuant to this Section 10.1 shall be conditioned on Distributor (a) executing and delivering a “Stock Grant Agreement” for the shares in the form attached as Exhibit J, and (b) being in full compliance with all of the terms and conditions of this Agreement, including, without limitation, the paying current of all outstanding accounts, prior to or concurrent with such grant.

10.2 In addition to the stock grant provided pursuant to Section 10.1 above, THERMO will grant a restricted stock award of one half percent (0.5%) of the total outstanding common shares of the Company, concurrent with the signing of this Agreement, subject only to Distributor executing and delivering a Stock Grant Agreement cover such shares. In exchange for this restricted grant, Distributor shall (i) invest no less than $1Million in each of the first two years of the Term in Distributor’s distribution and marketing organization, which shall include the establishment of a corporate administrative office housing 2-3 full time personnel where all administrative activities (billing, accounting, etc.) will be managed in the Territory, the hiring of appropriate clinical education and technical support personnel, and the hiring of full time business development managers in each of the five provinces of the Territory targeted for initial marketing and sales activities (“Phase I Territories”) to facilitate the effective launch and ongoing sales support of the Products, and (ii) file for Product registration in each of the five Phase I Provinces.

10.3 Vested stock shall be subject to the same volume limitations on resale as affiliates under Rule 144 of the U. S. Securities Act of 1933. Attached as Exhibit L is a summary of the rule’s five (5) conditions.

11. REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

11.1 THERMO. THERMO hereby represents and warrants to Distributor that:

11.1.1 THERMO is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own, lease and operate its properties and to carry on its businesses as it is currently being conducted. THERMO has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by THERMO.

11.1.2 The execution, delivery and performance by THERMO of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of THERMO, any material contract, agreement or instrument to which THERMO is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which THERMO is bound, or any law, rule or regulation applicable to THERMO.

11.1.3 THERMO is the sole, exclusive and lawful owner of all right, title and interest in and to the applicable THERMO technology incorporated in the Product (“Applicable THERMO Technology”) and to the THERMO Marks, free and clear of all liens, claims, security interests or other restrictions or encumbrances. THERMO has not granted to any other Person any license, franchise or other rights to acquire, use or exploit the Applicable THERMO Technology within the Territory (or any portion thereof). THERMO has the right to grant the distribution and other rights to Distributor hereunder, without the consent of any other Person.

11.2 Distributor. Distributor hereby represents and warrants to THERMO that:

11.2.1 Distributor is a company duly organized and existing under the laws of Territory, and has all power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted. Distributor has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Distributor.

11.2.2 The execution, delivery and performance by Distributor of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of Distributor, any material contract, agreement or instrument to which Distributor is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Distributor is bound, or any law, rule or regulation applicable to Distributor.

11.2.3 Distributor and its Affiliates have the distribution facilities and personnel reasonably necessary to perform its functions and otherwise carry out its obligations under the terms of this Agreement.

12. TERM AND TERMINATION.

12.1 Term. The term of this Agreement shall commence on the date hereof and shall continue for four (4) years, unless earlier terminated pursuant to Section 12.2. This Agreement may be renewed for on additional, successive two (2) year period, unless a Party provides written notice to the other Party of its desire not to renew the term at least ninety (90) days prior to expiration of the then current term of this Agreement.

12.2 Termination of Agreement. This Agreement may be terminated as follows:

12.2.1 The parties may terminate this Agreement upon their mutual written agreement.

12.2.2 THERMO may terminate this Agreement upon sixty (60) days written notice if Distributor breaches any of its material representations, warranties, covenants or obligations under this Agreement.

12.2.3 Distributor may terminate this Agreement upon sixty (60) days written notice if THERMO breaches any of its material representations, warranties, covenants or obligations under this Agreement.

12.2.4 Either Party may terminate immediately this Agreement by written notice to the other Party upon the occurrence of any of the following events: (i) the other Party is or becomes insolvent or unable to pay its debts as they become due within the meaning of the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (ii) the other Party appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors; or (iii) the other Party files a voluntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (iv) the other Party has filed against it an involuntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute, and such petition is not dismissed within ninety (90) days.

12.2.5 THERMO may terminate this Agreement if Distributor fails to purchase minimum commitments on Exhibit F, and if this issue fails to be resolved in a good faith meeting by the JOC within a ninety (90)-day period.

12.2.6 THERMO may terminate this Agreement upon not less than one hundred eighty (180) days prior written notice in the event of a Change of Control of THERMO.

12.2.7 Either Party may terminate immediately this Agreement by written notice to the other Party upon the verified allegation against or formal charging of the other Party of a criminal or civil offense.

12.2.8 THERMO may terminate this Agreement during the period between months thirteen (13) through eighteen (18) of the term, inclusive of such months, upon not less than thirty (30) days prior written notice in the event that THERMO determines in its sole discretion that sale levels and market progress under this Agreement are not meeting its expectations, provided that, (a) THERMO shall pay to Distributor a termination fee in the amount of One Million Dollars ($1,000,000) upon the effectiveness of such termination and (b) THERMO shall remove any restrictions and legends from the shares granted to Distributor under Sections 10.1 and 10.2, subject to the requirements of Rule 144 of the U.S. Securities Act of 1933.

12.3 Effect of Termination.

12.3.1 The expiration or earlier termination of this Agreement shall not relieve any party of any of its rights or liabilities arising prior to or upon such expiration or earlier termination.

12.3.2 Within ten (10) business days following the effective date of the expiration or earlier termination of this Agreement, Distributor shall provide to THERMO a complete inventory of Product and parts in Distributor’s possession, in transit between Distributor’s authorized locations or in transit to Distributor from THERMO or otherwise in Distributor’s control. THERMO may inspect Distributor’s Product inventory and audit Distributor’s records in the manner provided herein above.

12.3.3 Notwithstanding the expiration or earlier termination of this Agreement, Distributor may continue to market, distribute and sell Product and parts within the Territory after the expiration or earlier termination of this Agreement until the earlier of (i) the date that Distributor has sold all of its Product inventory existing as of the effective date of expiration or earlier termination and (ii) the six (6)-month anniversary of the effective date of expiration or earlier termination.

12.3.4 Notwithstanding Section 12.3.3, upon the expiration or earlier termination of this Agreement, Distributor may not enter into any new service contracts as an authorized service provider; provided, however, that Distributor may continue to provide service and repairs under existing service contracts through the then current terms of such contracts. Distributor may not renew such existing contracts, and upon the expiration of the then current term shall transfer each such contract to THERMO. Additionally, Distributor shall not be reimbursed for warranty work performed after the expiration or termination of this Agreement unless pre-approved by THERMO. THERMO and Distributor shall work together and perform further actions as needed to transition all aspects of Product service to THERMO so that Customers’ service and warranty needs are met after the expiration or termination of this Agreement.

12.4 Return of Marketing Materials. Distributor shall return to THERMO all promotional materials for Product and parts previously furnished by THERMO and in Distributor’s possession at the time that Distributor is no longer entitled to distribute and sell any Product and parts hereunder and at this time Distributor shall no longer use the designations “Authorized Distributor” and “Authorized Service Provider” in connection with THERMO’s Products on its business cards, stationery and other printed materials.

12.5 Force Majeure. Neither party shall be liable to the other party for non-performance of or delay in performing its obligations hereunder to the extent that performance is rendered impossible by strike, riot, war, acts of God, earthquake, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason to the extent that the failure to perform is beyond the reasonable control of the non-performing party.

13. CONFIDENTIALITY.

13.1 Confidentiality. Each party acknowledges that, in the course of performing its duties and obligations under this Agreement, certain information that is confidential or proprietary to such party (“Confidential Information”) will be furnished by the other party or such other party’s representatives. Each party agrees that any Confidential Information furnished by the other party or such other party’s representatives will not be used by it or its representatives except in connection with, and for the purposes of, the promotion, marketing, distribution and sale of Product and parts under this Agreement and, except as provided herein, will not be disclosed by it or its representatives without the prior written consent of the other party. Notwithstanding the foregoing, the parties agree that all Confidential Information shall be clearly marked “CONFIDENTIAL” or, if furnished in oral form, shall be stated to be confidential by the party disclosing such information at the time of such disclosure and reduced to a writing by the party disclosing such information which is furnished to the other party or such other party’s representatives within forty-five (45) days after such disclosure.

13.2 Exceptions. The confidentiality obligations of each party under Section 13.1 do not extend to any Confidential Information furnished by the other party or such other party’s representatives that (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its representatives, (ii) was available to such party or its representatives on a non-confidential basis prior to its disclosure thereto by the other party or such other party’s representatives, (iii) was independently developed without the use of the other party’s Confidential Information by representatives of such party who did not have access to the other party’s Confidential Information, as established by contemporaneous written records, or (iv) becomes available to such party or its representatives on an non-confidential basis from a source other than the other party or such other party’s representatives; provided, however, that such source is not bound by a confidentiality agreement with the other party or such other party’s representatives.

13.3 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party: (i) to the extent required to comply with applicable legal requirements including as part of regular securities law reporting requirements and/or in accordance with securities regulatory authority or securities exchange rules, demands and/or practice; (ii) to the extent and to the persons and entities required by rules of the National Association of Securities Dealers; provided, however, that the responding Party shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party; or (iii) as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

13.4 Compelled Disclosure. In the event that either party or its representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential Information furnished by the other party or such other party’s representatives or the fact that such Confidential Information has been made available to it, such party agrees that it or its representatives, as the case may be, will provide the other party with prompt written notice of such request(s) so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with the provisions of this Agreement, such party agrees that it will furnish only that portion of such Confidential Information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such Confidential Information and other information being disclosed.

13.5 Ownership of Confidential Information. The party disclosing or otherwise furnishing Confidential Information to the other party will retain the exclusive ownership of all right, title and interest in and to such Confidential Information.

13.6 Survival. The obligations of the parties under this Section 13 shall survive the expiration or earlier termination of this Agreement for a period of three (3) years.

14. GENERAL PROVISIONS.

14.1 Independent Contractors. The relationship of THERMO and Distributor established by this Agreement is that of independent contractors, and nothing shall be deemed to create or imply any employer/employee, principal/agent, partner/partner or co-venturer relationship, or that the parties are participants in a common undertaking. Neither party may direct or control the activities of the other party or incur or assume any obligation on behalf of the other party or bind such other party to any obligation for any purpose whatsoever.

14.2 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without reference to rules of conflicts or choice of laws. Any dispute or issue arising hereunder, including any alleged breach by Distributor, not resolved pursuant to Section 14.13 shall be heard, determined and resolved by an action commenced in the federal or state courts in Sacramento, California, which the parties hereby agree shall have the exclusive jurisdiction over the issues and the parties. Distributor hereby agrees to submit itself to the jurisdiction of the federal and state courts in Sacramento, California and waives the right to make any objections based on the exclusive jurisdiction or venue in such courts. The California courts shall have the right to grant all relief to which each party is or shall be entitled hereunder, including all equitable relief as the Court may deem appropriate. Distributor hereby consents to service of process by registered mail.

14.3 Entire Agreement. This Agreement, including the Exhibits, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior oral and written, and all contemporary oral, negotiations, agreements and understandings with respect to the same.

14.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party at the following address (or at such other address for which such party gives notice hereunder):

If to Distributor:
NANSHAN MEMORIAL MEDICAL INSTITUTE
26-08 Copley Ct
Free Hold, NJ 07728
Attn: Daniel Lu
Telephone: (917) 816-0777
Facsimile:

If to THERMO:
THERMOGENESIS CORP.
2711 Citrus Road
Rancho Cordova, CA 95742
Attention: Harold J. Baker
Vice President, Commercial Operations
Telephone: (916) 858-5100
Facsimile: (916) 858-5199

14.5 Assignment and Binding Effect. Except as otherwise provided in this Agreement, neither Party may, directly or indirectly, assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party; provided that THERMO may assign this Agreement to an Affiliate, to a successor to all or substantially all of the business or assets of THERMO, or in connection with a Change of Control. No permitted assignment of rights or delegation of duties under this Agreement shall relieve the assigning or delegating party of its liabilities hereunder. For purposes of this Agreement, either Party shall be deemed to have assigned this Agreement in the event of a Change of Control with respect to such Party. Subject to the foregoing, this Agreement is binding upon, and inures to the benefit of, the parties and their respective successors and permitted assigns.

14.6 Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the parties.

14.7 No Waiver; Amendment. No waiver of any term or condition of this Agreement shall be valid or binding on any party unless agreed to in writing by the party to be charged. The failure of either party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter. This Agreement may not be amended or modified except by the written agreement of the parties other than the amendment of Exhibit(s) A-2 and F, which may be modified by THERMO on the intervals provided in this agreement.

14.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument.

14.9 Consent Not Unreasonably Withheld. No party given the right to approve or consent to any matter shall unreasonably withhold, condition or delay its approval or consent. The failure to respond in writing within any specified time period shall be deemed unconditioned approval of or consent to the relevant matter, provided that the party requesting such approval or consent gives written notice requesting a response at least two (2) business days prior to the expiration of the specified time period, if any.

14.10 Construction; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any section, recital, exhibit, schedule and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

14.11 Further Assurances. Each party agrees to cooperate fully with the other and execute such instruments, documents and agreements and take such further actions to carry out the intents and purposes of this Agreement.

14.12 Press Releases and Announcements. Except as may be contemplated hereunder, neither party may issue any press release or make any public announcement concerning the transactions contemplated by this Agreement without the prior consent of the other party, except for any releases or announcements which may be required by or, in such party’s discretion, reasonably necessary under applicable law, in which case the party proposing to make such release or announcement will allow the other party a reasonable opportunity to review and comment on such release or announcement in advance of such issuance or making.

14.13 Alternative Dispute Resolution.

14.13.1 Any controversy, dispute or claim arising out of or relating to this Agreement (or the breach hereof) that cannot be resolved by good faith negotiation between or among the parties may be finally submitted to the American Arbitration Association (“AAA”) for final and binding arbitration pursuant to the Commercial Arbitration Rules of the AAA. Such arbitration shall be held in Sacramento, California, before a single arbitrator who shall be a retired federal or California state judge. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator shall be final, unappealable and binding, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be authorized to award any relief, whether legal or equitable, to the party so entitled to such relief.

14.13.2 In respect of any suit, action or other proceeding relating to the enforcement of any award rendered by the arbitrator, each party irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in the City of Sacramento, State of California.

14.13.3 The arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorney’s fees and expenses of the parties as the arbitrator deems appropriate. In the absence of any such apportionment, the prevailing party in any arbitration or other proceeding shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable fees of attorneys and other professionals.

14.13.4 The parties agree that this Section 14.13 has been included to resolve rapidly and inexpensively any claims or disputes between them with respect to this Agreement, and that this Section 14.13 shall be grounds for dismissal of any action commenced by any party in any court with respect to any controversy, dispute or claim arising out of or relating to this Agreement (or the breach hereof).

14.14 Governing Language. The English language version of this Agreement shall control in any dispute between the parties.

14.15 Distribution of Competitive Products. Distributor agrees not to, directly or indirectly distribute competitive products of THERMO’s Products as defined in Exhibit A during the term of Agreement.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed.

THERMOGENESIS CORP.,

By: /s/ Matthew T. Plavan
Matthew T. Plavan
CFO & EVP, Business Development

Date: November 3, 2010

By: /s/ Harold J. Baker
Harold J. Baker
VP of Commercial Operations

Date: November 3, 2010

NANSHAN MEMORIAL MEDICAL INSTITUTE

By: /s/ Daniel Lu
Daniel Lu
President

Date: November 3, 2010

EXHIBIT I
STOCK GRANT MILESTONES

					Shares issued
	Cumulative purchase over		Incremental		for	Cumulative
Purchase	the		purchases	Share	incremental	shares
band	term of the contract		per band	factor	purchases	issued
	From	To
1	$—	$3,000,000	$3,000,000	0.0500	150,000	150,000
2	$3,000,001	$7,000,000	$3,999,999	0.0300	120,000	270,000
3	$7,000,001	$13,000,000	$5,999,999	0.0214	128,400	398,400
4	$13,000,001	$21,000,000	$7,999,999	0.0167	133,600	532,000
5	$21,000,001	$31,000,000	$9,999,999	0.0136	136,000	668,000
6	$31,000,001	$43,000,000	$11,999,999	0.0115	138,000	806,000

Note: Shares to be issued at each quarter end. Number of shares to be issued equals Share Factor times the incremental purchases from the relevant cumulative purchases band above.

For purposes of clarity, here is an example calculation using the above table:
As of the end of the second year of the agreement, assume NMMI has purchased a total of $7,000,000 of product from TG. That means NMMI would have been issued a total of 270,000 shares of common stock as an incentive award, per Purchase Band #2 above. Assume further, in the first quarter of the third year NMMI purchases an incremental $500,000 of product. Given that NMMI’s cumulative Purchases are now $7,500,000, the third Purchase band above is now applicable to the $500,000 of incremental purchases. Therefore, as of the end of the quarter, $500,000 x .0214 = 10,700 shares are to be issued for that quarter’s performance.